MERRILL LYNCH PACIFIC FUND

FILE # 811- 2661

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
10/24/2005	Mizuho Financial Group	688	700,000	Morgan Stanley Merrill Lynch Citigroup Mizuho International UBS Limited Banc of America Lehman Brothers
11/30/2005	Dongfeng Motor Group Co. Ltd.	9,368,000	2,483,250,000

China International Capital

Deutsche Bank

Merrill Lynch

Cazenove Asia

DBS Asia Capital

First Shanghai Sec.

China Merchants Sec

CMB International

Guotai Junan Sec

Kingston Sec

Shenyin Wangua Cap

South China Sec

Tai Fook Sec

VC Brokerage